Exhibit (p)(17)

January 2020

Belle Haven Investments, LP

Code of Ethics

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January 2020

Table of Contents

Introduction	4

Section 1 – Definitions	4

1.1 – Persons Covered under the Code	4

1.2 – Securities Covered under the Code	5

Section 2 – Statement of General Principles	5

Section 3 – Personal Securities Policy and Procedure	6

3.1 – Policy	6

3.1.1 – Covered Persons	6

3.1.2 – Covered Accounts	7

3.1.3 – Approved Broker List	7

3.1.4 – Managed Accounts	8

3.1.5 – Pre-clearance	8

3.1.6 – Exceptions to the Pre-Clearance Requirement	8

3.1.7 – Holding Requirements	8

3.1.8 – Exceptions to the Holding Requirement	9

3.2 – Procedures for Reporting Personal Securities Transactions	9

3.2.1 – Pre-Clearance Procedures	9

3.2.2 – Restricted Security Transactions	10

3.2.3 – Restricted and Watch List	10

3.2.4 – Mutual Funds Advised by the Firm	10

3.2.5 – Reporting New and Existing Covered Accounts	11

3.3 – Supervisory Review of Disclosure Requirements	11

3.3.1 – Initial Covered Account and Holdings Disclosure Report	11

3.3.2 – Quarterly Covered Accounts, Holdings and Transaction Disclosure Report	11

3.3.3 – Compliance Oversight	12

Section 4 – Code of Conduct	12

4.1 – Conflicts of Interest	12

4.2 – Compliance with Legal and Regulatory Requirements	13

4.3 – Confidentiality of Proprietary Information	13

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4.4 – Electronic Communications and Internet Use	14

4.5 – Communications with the Public	14

4.6 – Insider Trading	15

4.7 – Gifts and Entertainment	15

4.8 – Service on a Board of Directors, Committees or Subcommittees	16

4.9 – Other Outside Affiliations	16

4.10 – Political Contributions and Political Activities	17

4.11 – Compliance Procedures	17

Section 5 – Code of Ethics Distribution and Acknowledgements	18

5.1 – Reporting to the Mutual Fund Board of Directors	18

Section 6 – ADV Disclosure of Code	18

Section 7 – Reports of Code Violations	19

7.1 – General Requirement	19

7.2 – Whistleblower Protection	19

7.3 – Investigation Procedures	19

Section 8 – Sanctions	19

Section 9 – Employee Training	19

Section 10 – Record keeping	20

Appendix A – Code of Ethics Acknowledgment Form	21

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Introduction

Belle Haven Investments, LP (“Belle Haven”, or the “Firm”) has adopted a Code of Ethics (the “Code”) in accordance with SEC Rule 204A-1, that is designed to (i) ensure that employees understand their responsibilities to the Firm and its clients, of providing effective and proper professional investment management services; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) ensure that employees understand and comply with applicable securities laws, including but not limited to, the protection of material non-public information; (iv) protect the Firm from reputational damage; and (iv) develop procedures that allow the Firm to monitor employee activity for compliance with the Firm’s Code of Ethics.

The Code also includes provisions that require employees to report any violations of the Code promptly to the Chief Compliance Officer (“CCO”), and/or to other persons, designated by the CCO, from time to time (“DP”). Each employee receives a copy of the Code upon hiring, and annually thereafter, including any amendments, and acknowledges such receipt.

Failure to comply with the Firm’s Code of Ethics may result in disciplinary action, up to and including, the termination of employment.

Section 1—Definitions

1.1 – Persons Covered under the Code

The Code applies to the Firm’s “Supervised Persons”. A sub-category of Supervised Persons known as “Access Persons” are covered in sections of the Code as it relates to personal securities transactions.

Supervised Persons: are defined in Section 202(a)(25) of the Advisers Act as:

•	Directors, partners and officers (or other persons occupying a similar status or performing similar functions);

•	Employees; and

•	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control are presumed Supervised Persons.

Access Persons: are defined as any Supervised Person:

•	Who has access to nonpublic information regarding any purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund;

•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or

•	Who are directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions) are presumed to be Access Persons.

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Advisory Persons: are defined in Rule 17j-1 of the Investment Company Act of 1940 as directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar investment advisory functions).

The Firm has made the determination that all of its Supervised Persons will also be considered Access Persons for purposes of this Code, however, the Firm maintains a separate list of its Supervised Persons in accordance with SEC Rule 202(a)25. In addition, for purposes of this Code, all Access Persons will also be deemed Advisory Persons as defined in Rule 17j-1 of the Investment Company Act of 1940. All Access Persons will be bound by the requirements applicable to investment personnel outlined in Rule 17j-1.

1.2 – Securities Covered under the Code

A “Covered Security”, as defined in Section 2(a)(36) of the Investment Company Act of 1940, is a security with the exception of the following:

•	Direct obligations of the U.S. government;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements; and

•	Shares issued by money market funds.

Section 2 – Statement of General Principles

The Firm provides investment management services to individuals, high net worth individuals and families, pension and profit-sharing plans, charitable organizations, business organizations, religious organization, hospitals, insurance companies, educational institutions and a registered investment company (the “Mutual Fund”).

The Firm is dedicated to providing effective and suitable professional investment management services to its clients to the best of its abilities, and therefore depends upon a high level of public and investor confidence for its success. That confidence can only be maintained if the Firm’s Supervised Persons adhere to the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of the clients first, and to refrain from having outside interests that could potentially conflict with the interests of its clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely, or inadvertently, affect the Firm’s fiduciary responsibility to its clients.

While it is not possible to specifically define and advise on all possible scenarios in which a potential or actual conflict of interest might occur, this Code is designed to set forth the Firm’s policy and expectation of how Supervised Persons should conduct themselves when potential or actual conflicts of interest develop. Supervised Persons should consider the more detailed provisions of the Code,

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found within the Firm’s Compliance Manual, and keep in mind the following fundamental fiduciary principles that govern their activities:

1.

The interests of clients must come first. Supervised Persons must uphold from serving their own interests ahead of those of the client when making or influencing any decision relating to a beneficial financial gain;

2.	Supervised Persons must not take inappropriate advantage of their positions inside and outside of the Firm;

3.

Supervised Persons are prohibited from engaging in any transaction that could be considered “front running” the transactions of the client, or the Firm (an unethical practice when an individual places trades in his or her own account, based on certain information, before the clients’ accounts managed by the Firm);

4.	Information concerning Firm and client positions and/or other investments must be kept confidential; and

5.	Supervised Persons must always provide professional investment management services based upon information that is true, correct, and to the best of their knowledge.

These principles govern the expected ethical conduct of the Firm’s Supervised Persons, whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action, up to and including the termination of employment.

Section 3 – Personal Securities Policy and Procedure

3.1 – Policy

The Firm has implemented a Personal Trading Policy and Procedure designed to set standards for a Supervised Persons conduct when trading securities in their personal brokerage accounts. All Supervised Persons are required to disclose all personal brokerage accounts where they have a beneficial financial interest, or direct or indirect control to make or influence financial decisions in such accounts.

3.1.1 – Covered Persons

For purposes of this policy, a “Covered Person” is defined as any Supervised Person that has a beneficial financial interest, or direct or indirect control to make or influence financial decisions in, in any account that is held by:

•	The spouse or domestic partner of the Supervised Person;

•

The child of the Supervised Person or of the Supervised Person’s spouse or domestic partner, provided that the child resides in the same household or is financially dependent upon the Supervised Person;

•	Any other individual over whose account the Supervised Person has a beneficial financial interest, direct or indirect control to make or influence financial decisions in; or

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January 2020

•

Any other individual over whose account the Supervised Person has a beneficial financial interest, direct or indirect control to make or influence financial decisions, and the Supervised Person contributes a material of financial support to.

3.1.2 – Covered Accounts

For purposes of this policy, a “Covered Account” is defined as any personal brokerage account where such Supervised Person has a beneficial financial interest, or direct or indirect control to make or influence financial decisions in, including:

•	An account in which the Supervised Person is named as a joint party, either as the primary or secondary party;

•	An account in which the Supervised Person has direct or indirect control, set up as either a Trust Account or Power of Attorney (“POA”) Account;

•	An account of the Supervised Person’s spouse or domestic partner;

•	An account of the Supervised Person’s minor child, regardless of whether or not the Supervised Person is the named custodian on the account;

•	An account of any individual whose principal residence is the same as the Supervised Person’s residence, and the Supervised Person materially contributes to the financial support of that individual.

3.1.3 – Approved Broker List

The Firm utilizes a third-party service provider, ComplySci, for pre-clearance, reporting and monitoring of the Firm’s Supervised Person’s trading activity, including other disclosure and reporting obligations set forth within this Code.

ComplySci provides access for the Firm to receive direct broker feeds for the Covered Accounts of its Supervised Persons through their online platform. The following is a list of the approved brokers to which the Firm currently allows its Supervised Persons to hold personal brokerage accounts with. The list is reviewed and updated, as necessary, but no less than on an annual basis. In the event that a Supervised Person’s Covered Account is held at a brokerage firm that is not available for a direct broker feed, it is the Supervised Person’s responsibility to ensure that the Firm is receiving duplicate trade confirmations and statements for such Covered Account.

•	Charles Schwab

•	E*TRADE

•	Fidelity

•	Merrill Lynch

•	Morgan Stanley

•	RBC Wealth Management

•	TD Ameritrade

•	Vanguard

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3.1.4 – Managed Accounts

Managed Accounts are exempt from the Firm’s pre-clearance and holding requirements, set forth in Section 3.1.5, 3.1.6, 3.1.7, and 3.1.8, as long as the account meets the following criteria:

•	The Supervised Person’s account is managed by a registered, third-party investment advisor; and

•

The Supervised Person has no power to affect or ability to control directly or indirectly, by influence, investment decisions in the account, outside of the scope of the Investment Management Agreement (“IMA”).

An IMA is required to be provided to the Firm’s CCO, by the Supervised Person, upon account opening and/or initial employment to the Firm. Any amendments to such IMA will also need to be provided to the CCO upon execution of a new agreement.

3.1.5 – Pre-clearance

All Supervised Persons are required to obtain prior approval, by the Firm’s CCO or DP, before directly or indirectly acquiring or selling a beneficial financial ownership of Covered Securities in a Covered Account, unless the proposed transaction falls under one of the exceptions listed below. Prior approval must be obtained utilizing the Firm’s Pre-Clearance Trade Request Form located within the ComplySci online platform. All trades are reviewed and approved by the CCO or DP, and if deemed necessary, a member of the Portfolio Management Team.

3.1.6 – Exceptions to the Pre-Clearance Requirement

Certain types of Covered Securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent; therefore, the following transactions in Covered Securities are exempt from the pre-clearance requirement:

1.	Purchases or sales of Covered Securities in which the Supervised Person exercises no direct or indirect control or influence of investment decision (Managed Accounts);

2.	Transactions resulting from automatic dividend reinvestment plans or other automatic reinvestment plans;

3.	Securities acquired through corporate distributions applicable to all holders of the same class of security (stock dividends);

4.	Purchases effected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;

5.	Direct obligations of the U.S. Governments (treasuries); and

6.	Open-end mutual funds that are not advised or sub-advised by the Firm. Please note, because closed-end mutual fund trade intraday, like an ETF, they do require pre-approval.

3.1.7 – Holding Requirements

To prevent the appearance of speculative short-term trading, all Supervised Persons must hold securities for a period of sixty (60) calendar days, at minimum.

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3.1.8 – Exceptions to the Holding Requirement

Requests for an exemption to the holding period requirement of sixty (60) calendar days are reviewed by the Firm’s CCO or DP, and may be approved on a case-by-case basis if:

1.	The restrictions set forth in this Code would result in undue financial hardship to the Supervised Person;

2.	The trade will not conflict with the interests of clients or be contrary to any other legal or ethical obligations of the Firm or its Supervised Persons; or

3.	The Covered Security is not on the Firm’s Restricted or Watch List.

Exemptions to the Personal Trading Policy and Procedure should be requested in writing and include the reason for such request. If approved, the Supervised Person may not buy back the same security within sixty (60) days of the sale.

3.2 – Procedures for Reporting Personal Securities Transactions

3.2.1 – Pre-Clearance Procedures

The Firm has implemented the following procedures that apply to the pre-clearance of any transaction in a Covered Security by a Supervised Person of the Firm in a Covered Account, unless exempt under Section 3.1.2:

1.	The Supervised Person must request pre-approval by completing the Firm’s Pre-Clearance Trade Request Form, located within the ComplySci online platform.

2.

The CCO or designated person of the Firm will either approve or deny the purchase or sale of the requested Covered Security. Such approval or denial shall be based on the standards set forth in this Code.

3.

The Supervised Person must affirm on the Pre-Clearance Trade Request Form, as it relates to the requested Covered Security, that to the best of his or her knowledge, he or she understands the reporting obligations set forth in this Code, he or she is not taking away an investment opportunity from the clients of the Firm, and that such approval may be rescinded at any time.

If the CCO or DP approves the pre-clearance trade request, an email notification is sent to the Supervised Person and the Supervised Person has until the close of the following business day to execute the securities transaction. If the trade is not executed during the allotted time, the approval will expire and a new pre-clearance trade request must be made. Pre-clearance of Covered Securities for the account of the Firm’s CCO will be conducted by the Firm’s Chief Executive Officer (“CEO”), and the same restrictions set forth in the Code apply.

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3.2.2 – Restricted Security Transactions

The following securities transactions are restricted from being traded by a Supervised Person:

1.

Participation in an Initial Public Offering (“IPO”) or New Issue are generally prohibited, however, a pre-clearance request can be submitted within the ComplySci online platform. These requests are reviewed and approved by both the Firm’s CEO and CCO. If approved, these security transactions are monitored with heightened scrutiny by the CCO or designated person;

2.	Investments in securities of companies owned or being considered for investment in the Firm’s separately managed accounts, that are on the Firm’s Restricted and Watch List;

3.	Investments in securities held or being acquired by the Mutual Fund that the Firm acts as a subadvisor for and are on the Firm’s Restricted and Watch List;

4.	Participation in Limit Orders exceeding the following business day approval window;

5.	Participation in Stop Orders, exceeding the following business day approval window; or

6.

Investments in municipal bonds are generally prohibited, however, a pre-clearance request can be submitted within the CompySci online platform. These requests are reviewed and approved by the Firm’s CEO and CCO. If approved, these trades are monitored with heightened scrutiny by the CCO or designated person.

3.2.3 – Restricted and Watch List

The Firm maintains a Restricted and Watch List of securities that Supervised Persons are not permitted to solicit and/or trade in their Covered Accounts. The list maintained by the CCO, and reviewed and updated accordingly.

3.2.4 – Mutual Funds Advised by the Firm

Supervised Persons may purchase shares in the Mutual Funds that the Firm subadvises, subject to the pre-clearance requirements previously addressed, and the following additional requirements, as applicable:

1.	Review of such pre-clearance request and approval must be granted by the Firm’s CEO and CCO who shall take into account the following factors in their review:

a.	Current state of the Mutual Fund.

b.	Current share class and price.

c.	Approximate percentage of the Mutual Fund that the purchase or sale will represent.

2.

Supervised Persons are required to maintain their investment in the Mutual Fund for at least ninety (90) calendar days before redemption. In the event of severe financial hardship, or other inherit circumstance, an exception may be granted at the discretion of the CCO. Regarding market timing, if the Supervised Person has two (2) round trips (purchase followed by redemption and then another purchase followed by redemption or the reverse) over $5000 in a ninety (90) calendar day period, the Supervised Person’s account will be restricted of that particular fund for ninety (90) days. If after the restriction is lifted it occurs again, the Mutual Fund will be restricted across all funds for one hundred and eighty (180) calendar days.

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Approved securities transactions in the Mutual Funds subadvised by the Firm will be documented and reviewed in the same manner as other securities transaction, as set forth herein.

3.2.5 – Reporting New and Existing Covered Accounts

The Firm requires that all Supervised Persons receive prior approval from the CCO or DP, prior to opening a Covered Account with a brokerage firm. Requests for pre-approval are made within the ComplySci online platform. If such Covered Account is approved, the CCO or DP will request the brokerage firm to add the Covered Account to Belle Haven’s electronic feed within the ComplySci online platform. In the event the brokerage firm is not available on the Firm’s direct brokerage feed, it is the responsibility of the Supervised Person to ensure that the Firm is receiving duplicate trade confirmations and account statements.

Supervised Persons with established Covered Accounts with a brokerage firm prior to hiring are required to disclose within ten (10) calendar days of their hire date such Covered Accounts in the Declaration of Securities Accounts Report within the ComplySci online platform. The CCO or DP will send a request to the brokerage firm as set forth above. The Firm has the right to require that a Covered Account be terminated if such Covered Account is determined to conflict with the Supervised Persons duties or with the best interests of clients. Supervised Persons are required to have their Covered Accounts at an approved broker, as defined in Section 3.1.3, unless an exemption is granted by the CCO. The Firm reserves the right to have the Supervised Person move their personal brokerage account to one at an approved broker, if deemed necessary.

3.3 – Supervisory Review of Disclosure Requirements

3.3.1 – Initial Covered Account and Holdings Disclosure Report

New Supervised Persons of the Firm are required to disclose, within the ComplySci online platform, their Covered Accounts within ten (10) calendar days of becoming a Supervised Person. The current holdings are required to be disclosed for each Covered Account. If the Supervised Person’s Covered Account is at a brokerage firm that Belle Haven considers an approved broker, all holdings within the Covered Account will be transmitted by a direct electronic feed into the ComplySci online platform, from the brokerage firm, once requested by the CCO or DP. If the Covered Account is not held at a Belle Haven approved broker, the Supervised Person is required to submit their last brokerage statement to the CCO or DP. The Supervised Person must provide current statements, no more than forty-five (45) days prior to the date of hire.

3.3.2 – Quarterly Covered Accounts, Holdings and Transaction Disclosure Report

Not later than thirty (30) calendar days after the end of the prior calendar quarter, all Supervised Persons must review and certify, within the ComplySci online platform, that the information they have previously disclosed to the Firm is still correct, up to date and to the best of their knowledge. This information includes, but is not limited to, all of the Supervised Person’s applicable Covered Accounts, holdings and security transactions. Any inaccuracies, or non-disclosed information should be updated at the time of review.

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The following information with respect to any security transaction in a Covered Account, during the prior quarter, in which the Supervised Person had beneficial financial interest, or direct or indirect control or influence in investment decision is to be confirmed, including:

•	Date and description of the securities transaction, and the exchange, ticker symbol, or CUSIP number associated;

•	Interest rate and maturity date, if applicable;

•	Number of shares and the principal amount of each security involved;

•	Nature of the securities transaction (purchase, sale or any other type of acquisition or disposition);

•	Price of the security at which the transaction was affected; and

•	Name of the broker, dealer, or bank with or through which the securities transaction was affected.

3.3.3 – Compliance Oversight

The Firm’s CCO or DP are responsible for the oversight and administration of the Firm’s Compliance Program. The Compliance Program includes, but is not limited to, ensuring all Supervised Persons maintain compliance with the Firm’s Code of Ethics, Compliance Manual and Written Supervisory Procedures.

Section 4 – Code of Conduct

To comply with SEC Rule 204A-1 of the Advisers Act, Belle Haven has adopted a Code of Ethics (the “Code”) that is designed to set standards for employee conduct in those situations where conflicts of interest are most likely to arise, ensuring that employees understand their responsibilities to the Firm and its clients of providing effective and proper professional investment management conduct. The standards reflect the Firm’s fiduciary responsibility to its clients, ensuring its Supervised Persons comply with applicable federal and securities laws, including but not limited to, the protection of material nonpublic information.

The Firm’s standards of conduct are designed to reflect the Firm’s commitment to ethical conduct as set forth in its Statement of General Principles in Section 2 of this Code of Ethics. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of the clients first, and to refrain from having outside interests that could potentially conflict with the interests of its clients.

4.1 – Conflicts of Interest

The Firm’s standards of ethical conduct are intended to (a) minimize conflicts of interest, including the appearance of conflicts of interest, between Supervised Persons of the Firm and its clients, and (b) ensure that personal securities transactions of the Firm’s Supervised Persons are made in compliance with applicable federal and state securities laws, as well as the Firm’s internal policies and procedures.

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The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of the clients. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of the clients first, and to refrain from having outside interests that could potentially conflict with the interests of its clients.

The Firm’s procedures for dealing with specific conflicts of interest are found in Section 3 of this Code covering Personal Securities Transactions, and in the Firm’s Compliance Manual and corresponding policies and procedures, referenced herein, which have been designed specifically to address potential and actual conflicts of interests.

4.2 – Compliance with Legal and Regulatory Requirements

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired (as defined in Section 4.4) by the Firm’s clients:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;

2.	May not knowingly make any untrue statement of material fact, or omit a statement of material fact, that is deemed necessary in making financial decisions, that would be misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client;

4.	To engage in any manipulative practice with respect to such client; or

5.	To engage in any manipulative practice with respect to securities transactions, including but not limited to, price manipulation.

Supervised Persons must comply with applicable federal securities laws and other federal and state laws including, but not limited to:

•	Investment Advisers Act of 1940

•	Investment Company Act of 1940

•	Gramm-Leach-Bliley Act of 2002 (Title V)

•	Sarbanes-Oxley Act of 2002

•	Securities Act of 1933; and

•	Securities Exchange Act of 1934.

4.3 – Confidentiality of Proprietary Information

Supervised Persons should be aware that all Firm information, whether or not in writing, is private, secret, proprietary, and should be kept confidential in nature that concerns the Firm’s business or financial affairs (collectively “Proprietary Information”), including the business and affairs of clients, is and shall be the exclusive property of the Firm. By way of illustration, but not limitation, Proprietary Information includes information concerning the operations, systems, trading strategies, investment models, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data, developments, plans, vendor lists, computer software,

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contracts, agreements, literature or other documents, and the identity of any relationships and clients or the investments made or to be made by such clients. Supervised Persons shall not disclose any Proprietary Information to others outside of the Firm, or its agents, or use the same for any unauthorized purposes without the prior written approval by the CCO either during or after such period of time as the Supervised Person is performing duties and responsibilities for the Firm, unless and until such Proprietary Information has become public knowledge without fault by the Supervised Person or the Supervised Person is required to do so by law or court order, whereupon the Supervised Person (or former Supervised Person) shall promptly inform the Firm in writing.

4.4 – Electronic Communications and Internet Use

The Firm has implemented an Electronic Communications Policy and Procedure designed to set standards for Supervised Person’s conduct when sending and/or receiving electronic communications, as well as accessing information on the Internet, sending and receiving electronic messages via the Firm’s internal and external electronic communications resources, the Internet, Instant Messaging (“IM”) and similar communication resources when using the Firm’s encryption software. In addition, the Firm acknowledges that social media platforms are useful tools for networking and communication, but these platforms present new challenges to a Firms ability to adhere to regulatory guidance. Social networking websites that are viewable/accessible by the general public, such as LinkedIn, that discuss the Firm’s business are considered to be retail communications.

Employees should be mindful that communications on social media, whether direct or indirect, can impact the Firm and cause reputational damage. This may result in disciplinary action for the employee, up to and including termination, regardless of when an employee engages in such conduct, and whether or not they are using Firm equipment or services. Please refer to the Electronic Communications and Internet Use Policy and Procedure set forth within the Compliance Manual.

4.5 – Communications with the Public

It is the Firm’s policy that all Firm generated communications with clients, prospective clients, the media and others must be based upon principals of fair dealing and good faith, and must provide a sound basis for evaluating the facts with regard to any particular security or type of security, industry or service. The Firm’s Compliance Manual set forth, among other things, specific requirements, standards, and guidelines applicable to all communications with the public to ensure communications are not misleading including, but not limited to:

•	Statements must be clear and not misleading.

•	Communications may not predict or project performance, imply that past performance will recur or make exaggerated, unwarranted claim or forecast.

•	All charts are to be sourced, and all manager comparisons must include a universe disclosure.

•	Proper disclaimers are used based on strategy and client base.

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•	Any communication that will be posted on a social media site, such as LinkedIn and Twitter, must be preapproved by the CCO or designated person.

Additional guidance is also provided as it relates to the pre-approval of marketing material, and requirements relating to performance advertising.

4.6 – Insider Trading

SEC Rule 10b-5 makes it unlawful for any person to misuse, either directly or indirectly, any material, non-public information relating to a security. The term “Insider Trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an insider) and to the communication of material non-public information to others. For purposes of this policy, an “Insider” includes any Supervised Person, officer or director of the Firm. The law concerning Insider Trading is generally understood to prohibit trading by an insider, while he or she is in possession of material non-public information, trading by a non-insider, while in possession of material, non-public information, if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and communicating material non-public information to others in violation of one’s duty to keep such information confidential.

The Firm’s Insider Trading Policy and Procedure is found within the Firm’s Compliance Manual. The Firm’s policy is that no Supervised Person may engage in what is commonly known as Insider Trading. Specifically, the Firm prohibits any Supervised Person, officer, director, or any other associated person with the Firm from:

1.	Trading, either personally or on behalf of any other person (including client accounts), based on material non-public information; or

2.	Communicating material non-public information to others in violation of the law.

This policy extends to activities both within and outside of such Supervised Person, officer, director, or any other associated person with the Firm’s, activities. Any questions regarding this policy should be directed to the CCO.

4.7 – Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s Supervised Persons should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could have the potential to influence a Supervised Person in such a way as to impede his or her best judgement when making decisions on behalf of the Firm or the clients.

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January 2020

The rules on gifts and gratuities does not prohibit ordinary and usual business entertainment – such as an occasional meal, sporting event, charitable event, leisure activity or other comparable entertainment event – provided such entertainment is neither frequent or excessive in nature. Employees are encouraged to participate in social activities with those with whom the Firm maintains business relationships, so long as they are reasonable and customary types of social activities in a business context. Nonetheless, extravagant entertainment from or to a client, prospective client or other person or entity with which the Firm conducts business is strictly prohibited.

4.8 – Service on a Board of Directors, Committees or Subcommittees

Regulators have place enhanced scrutiny on Firm’s Supervised Person’s participation in outside affiliations within the financial services industry, and any potential appearance of impropriety when interacting with, or otherwise, even when no impropriety exists. For this reason it is the Firm’s policy that any Supervised Person desiring to serve a position on a Board of Directors, Investment or Finance Committee, or Subcommittee of any entity, public or private, must obtain the prior authorization of the CCO or DP before accepting such appointment and may be subject to certain terms and conditions concerning such service. Supervised Persons are prohibited from accepting such position, until approval is received.

4.9 – Other Outside Affiliations

The Firm’s policy is to identify, prevent and/or mitigate, as appropriate, actual and potential conflicts of interest, or the appearance thereof. The Firm’s Outside Business Activities Policy and Procedure, as well as the Possible Family and Household Member Conflicts Policy and Procedure were designed to educate Supervised Persons about the possible conflicts of interest, or appearance thereof, that could arise from their outside relationships and/or appointments. Supervised Persons have an obligation to report any actual or potential conflicts of interest to the CCO or DP as soon as they become aware of it.

It is impossible to describe every possible conflict of interest situation that may occur. Some may not be actual conflicts but, instead, may potentially give rise to the appearance of a conflict. Therefore, the following examples should be used as guidelines only.

Outside Business Activities:

•	You have a Limited Liability Company or Limited Partnership in your name, or that of your spouse/domestic partner;

•	You receive income from rental property you own;

•	You are a board member for an outside entity;

•	You have a part time job, that you are compensated for; or

•	You are compensated for giving investment advice, outside of your job responsibilities at Belle Haven.

Possible Family Conflicts:

•	Your brother/sister works at another broker-dealer, bank, or investment advisor;

•	Your roommate works at an investment bank;

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January 2020

•	Your spouse/domestic partner works for a third-party consultant, software provider, research provider, accounting firm, or other service provider that the Firm currently utilizes;

•	Your child works for a state or national government organization including, but not limited to such organizations as the SEC or FINRA;

•	Your son-in-law works for a mutual fund advisor; or

•	Your mother sits on the board of a publicly traded entity.

If you are unsure whether you have an outside affiliation to report, please refer to the CCO for guidance. The Firm requires the CCO or DP to pre-approve all outside affiliations requests and disclosures. Any outside affiliation that could pose a real or perceived conflict of interest with the clients, the Firm, or interfere with the Supervised Person’s responsibilities to the Firm, the CCO may prohibit such affiliation. The Firm will restrict any outside business activity that could be viewed by clients or the public as part of the Firm’s business.

4.10 – Political Contributions and Political Activities

The Firm does not permit political contributions, participation in any political campaign or similar political activity, including contributions to political action committees by any Supervised Person of the Firm, as defined under Rule 206(4)-5.

A political contribution that a Supervised Person, their spouse, domestic partner, or dependent child make to a local or state candidate could have the potential to restrict the investment advisory business that the Firm is permitted to transact. The restrictions imposed limit the Firm from accepting management fees for investment advisory services for a period of two years from the date the contribution was given, to a government entity, including all state and local governments, and pension plans.

4.11 – Compliance Procedures

Not later than thirty (30) calendar days after the end of the prior calendar quarter, all Supervised Persons must review and certify, within the ComplySci online platform, that the information they have previously disclosed to the Firm is still correct, up to date and to the best of their knowledge. This information includes, but is not limited to, all of the Supervised Person’s applicable Outside Business Activities, Service of Board of Directors – Committees and Subcommittees, Possible Family Conflicts, Gifts and Entertainment, Political Contributions and/or Political Activities, and any Private Investments/Private Securities, as applicable. Any inaccuracies, or non-disclosed information should be updated at the time of review.

The CCO is responsible for submitting all violations of the Firm’s Code of Ethics by its Supervised Persons to senior management of the Firm in writing for further review and action, if necessary.

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Section 5 – Code of Ethics Distribution and Acknowledgements

The Firm is required to provide all Supervised Persons with a copy of the Code upon hiring, and annually thereafter, including any amendments, and obtain acknowledgement of their receipt and understanding of what is expected of them.

5.1 –Reporting to the Mutual Fund Board of Directors

In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisors Act of 1940, as amended, the Firm is required to provide to the Mutual Fund it provides subadvisory investment management services to, information relating to the Firm maintaining policies and procedures that has been reasonably designed to prevent Access Persons from violating the Firm’s Code of Ethics. On an annual basis the CCO will provide, as applicable, to:

•	The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, receives a copy of the Firm’s Code of Ethics, including any amendments of material changes.

•

The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, certification that the Firm’s Access Person have completed their quarterly and annual acknowledgements and attestations of their personal securities accounts, transactions and holdings; and

•

The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, a report of identified Code violations by the Firm’s Access Persons since the last annual report, including but not limited to, information about material violations of the Code that resulted in sanctions being imposed, up to and including a termination of employment; and

Section 6 – ADV Disclosure of Code

The CCO or DP is responsible for:

1.	Ensuring the key provisions of the Code are disclosed in Form ADV Part 2, along with an offer to provide a copy of the Code to any client or prospective client upon request.

2.

Maintaining documentation of all requests by clients or prospective clients to receive a copy of the Code, including the date requested, the date the requested documents were sent, any additional requested documents, and the name of the client or prospective client to whom therequest was delivered to.

The CCO, or DP will ensure that the documentation of such requests are maintained in, as appropriate, electronic or hard copy form for at least five fiscal years from the date the record was created; the first two years in the offices of the Firm and the remaining three years in an easily accessible place.

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Section 7 – Reports of Code Violations

7.1 – General Requirement

All Supervised Persons are required to report any actual or apparent violations of the Firm’s Code of Ethics promptly to the CCO. To the extent possible and permitted by law, such reports will remain confidential. Violations of the Firm’s Code of Ethics by Supervised Persons will be recorded on the Compliance Exceptions Log.

7.2 – Whistleblower Protection

The Firm will not retaliate against anyone who, in good faith, notifies the Firm of a possible violation of law or this Code, nor will it tolerate any harassment or intimidation of any person who reports a suspected violation. In addition, there are “whistleblower” laws that are designed to protect Supervised Persons from discrimination or harassment for providing information to the Firm or governmental authorities, under certain circumstances, with respect to certain laws such as securities fraud. Any individual who has been found to have engaged in retaliation against any Supervised Person for raising, in good faith, a possible violation of the Code or the law or for participating in the investigation of such a possible violation may be subject to disciplinary action, up to and including termination of employment. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to the CCO. If the individual believes the CCO is involved in the retaliation, such person should report the situation to the CEO.

7.3 – Investigation Procedures

Following receipt of a suspected law or policy violation, the CCO will determine whether an additional investigation needs to be conducted. The CCO may retain legal counsel to advise and assist in such investigation. The CCO will conduct such investigation until sufficient information is generated on which to base a judgment as to whether a criminal or Firm policy violation has occurred. All Supervised Persons are required to cooperate with investigations by the CCO.

Section 8 – Sanctions

The Firm will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 9 – Employee Training

The CCO, or DP is responsible for holding training and education sessions for Supervised Persons of the Firm, regarding the Code of Ethics, including but not limited to, the Firm’s Compliance Manual and Written Supervisory Procedures, on an as needed basis, but no less than annually. All Supervised Persons are required to attend in-person.

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Section 10 – Record keeping

The CCO, or DP will ensure that the following books and records are maintained in, as appropriate, electronic or hard copy form for at least five fiscal years from the date the record was created; the first two years in the offices of the Firm and the remaining three years in an easily accessible place:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken, if necessary, as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	Copies of all reports provided to the Mutual Fund Board of Directors;

•

Copies of all written and electronic acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person and/or Access Person; (These records must be kept for five years after the individual ceases to be a Supervised Person and/or Access Person of the Firm.)

•	Copies of all written or electronic Pre-Clearance Trade Request Forms submitted by such Supervised Persons and/or Access Persons of the Firm;

•

Copies of all holdings and transaction reports made pursuant to the Code, including any brokerage confirmations and account statements made in lieu of these reports by such Supervised Persons and/or Access Persons of the Firm;

•	A list of the names of persons who are currently, or within the past five years were Supervised Persons and/or Access Persons of the Firm; and

•

A record of any decision and supporting reasons for approving the acquisition of securities by Supervised Persons and/or Access Persons, in IPO’s or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.

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Appendix A—Code of Ethics Acknowledgment Form

The Firm is dedicated to providing effective and suitable professional investment management services to its clients, to the best of its abilities, and therefore depends upon a high level of public and investor confidence for its success. That confidence can only be maintained if the Firm’s Supervised Persons adhere to the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of the clients first, and to refrain from having outside interests that could potentially conflict with the interests of its clients.

I certify below that I have received, read and understand the Firm’s Code of Ethics (the “Code”) of Belle Haven Investments, LP, and I understand all the provisions and agree to comply with all of the terms of the Code.

I understand that I may be subject to sanctions, up to and including, termination of my employment with Belle Haven Investments, LP for material violations of the Code.

Accepted and Agreed:

Name of Supervised Person

Signature of Supervised Person

Date

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